Exhibit 99.1

Ecovyst Reports Solid Second Quarter 2021 Results;
Board Declares Special Dividend of $3.20 per share

▪Sales of $147.0 million and net loss of $7.9 million with diluted loss per share of $0.06; Adjusted net income of $14.9 million with Adjusted diluted EPS of $0.11;
▪Adjusted EBITDA of $52.7 million and margin of 29.2%;
▪Completed portfolio transformation with closing the sale of Performance Chemicals for $1.1 billion;
▪Board declared special dividend of $3.20 per share; and
▪Launched Ecovyst as pure-play high growth catalysts and services company

Ecovyst results reflects continuing operations for the Ecoservices and Catalyst Technologies businesses, renamed from Refining Services and Catalysts, respectively.
Financial results are on a continuing operations basis, which excludes the Performance Materials and Performance Chemicals businesses from all quarterly and yearly results presented, unless otherwise indicated.
Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

MALVERN, PA, August 5, 2021 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”) today reported results from continuing operations for the second quarter ended June 30, 2021.

Sales of $147.0 million increased 27.2% compared with the same period in 2020, largely driven by volume recovery in regeneration services and the pass through of higher sulfur costs. Net loss was $7.9 million with $0.06 diluted loss per share and was impacted by after-tax debt extinguishment costs of $8.6 million. Adjusted net income was $14.9 million with $0.11 Adjusted diluted EPS. Adjusted EBITDA of $52.7 million was up on higher regeneration services demand and the Chem32 acquisition, partially offset by the timing of hydrocracking sales.

“During this past quarter, we continued to execute well on our financial, operational and commercial objectives, all while targeting the timely close of the sale of the Performance Chemicals business. The Ecovyst team thrived, consistently delivering high technology custom solutions, resolving supply chain challenges for our global customers, capitalizing on the recovery in demand and driving healthy growth in various markets including renewable fuels and mining,” said Belgacem Chariag, Ecovyst Chairman, President and Chief Executive Officer. “We also successfully integrated Chem32 and reset the capital structure, enhancing our financial flexibility. With our solid financial performance year to date and our expectations for a more robust second half, we remain on track to achieve our key 2021 financial goals. Most importantly, we are excited about Ecovyst’s strategic path forward as a pure-play sustainability-focused growth company.”

Ecovyst Second Quarter 2021 Earnings Release	Page 1

Transformation Complete, Capital Allocation Plans and Ecovyst Launch

On August 1, 2021, the Company completed the sale of Performance Chemicals for $1.1 billion. The Company used a portion of the net cash proceeds to reduce its debt by $526.3 million. Additionally, the Board has declared a special cash dividend of $3.20 per share, payable on August 23, 2021 to shareholders of record as of the close of business on August 12, 2021.

“The close of this sale completes our PQ portfolio transformation strategy, successfully repositions the Company as Ecovyst, a sustainability focused pure-play catalysts and services company with industry leading growth outlook. Additionally, this resulted in a total cash return to shareholders of $5 per share,” added Chariag.

As of August 2, 2021, PQ Group Holdings Inc. became Ecovyst Inc. The new company comprises two high-growth, high-margin businesses, Ecoservices and Catalyst Technologies, formerly Refining Services and Catalysts, respectively. Ecovyst common shares began trading on the New York Stock Exchange under the new ticker symbol, ECVT, with a new CUSIP number of 27923Q109 on August 3, 2021.

Review of Segment Results and Business Trends

During the second quarter, global economic activity continued to rebound. In particular, growth in the U.S. is on pace to drive meaningfully higher demand for nearly all of the Company’s products and services in the second half of 2021 and into 2022 as compared with the first half of 2021.

Ecoservices

Sales of $120.8 million rose 33.6% from the prior year level on higher regeneration services volumes, including $10 million of pass-through of higher sulfur costs. Adjusted EBITDA of $40.5 million increased 15.7% from the same period in 2020, largely due to increased regeneration and treatment services volumes and the contribution from the Chem32 acquisition. Virgin sulfuric acid volumes were moderated by three scheduled maintenance outages in the quarter.

During the second quarter, following the severe Uri storm disruption in the first quarter, U.S. refinery utilization rates recovered to approximately 90%, and are expected to increase sequentially into the third quarter. This recovery in production coupled with higher vehicle miles traveled is expected to drive increased demand for alkylate, benefiting regeneration services. Growth in virgin sulfuric acid volumes is anticipated to accelerate from mining applications for green infrastructure and electrification. Increasing demand from industrial and wastewater treatment applications should also supplement this growth as recovery in the construction and automotive sectors continues.

Catalyst Technologies

Sales of $26.2 million increased 4.0% from the same period in 2020, driven by continued robust polyethylene catalyst demand, partially offset by lower chemical catalysts sales, including methyl methacrylate, on timing of customer orders. Zeolyst JV sales of $33.2 million declined $7.7 million as delayed hydrocracking catalyst orders were partially mitigated by increased demand for renewable fuel catalysts. Adjusted EBITDA of $20.7 million decreased $4.6 million primarily as a result of lower volumes as compared to accelerated customer order timing for hydrocracking and specialty catalysts for same period last year.

During the second quarter, increasing mobility and miles traveled drove higher refinery utilization rates, and are expected to increase hydrocracking catalyst changeouts in the second half of this year and throughout 2022. The accelerating pace of renewable fuels production will continue to benefit the renewable fuel catalyst materials in 2022 and beyond. Emission control catalysts demand continues to recover with increasing heavy duty diesel production rates. Polyethylene catalyst growth continues to be strong, driven by sustainable demand for films and packaging.

Ecovyst Second Quarter 2021 Earnings Release	Page 2

Cash Flows and Balance Sheet

Cash flows from operating activities was $37.2 million, compared to $24.3 million for the same period in 2020. At June 30, 2021, the Company had total available liquidity of $162.9 million, including cash and cash equivalents of $55.8 million.

During the second and third quarters, Ecovyst embarked and completed a number of refinancing actions that have simplified its capital structure and provided more financial flexibility. The Company expects net debt to Adjusted EBITDA leverage ratio in the mid 3x range by year-end 2021.

In June 2021, the Company closed on a new senior secured term loan facility (the “2021 Term Loan Facility”) in an aggregate principal amount of $900 million, which matures in June 2028. The proceeds were used to fully repay the 2020 Term Loan Facility New Term Loan Credit Agreement and partially pay the 2016 Term Loan Facility Amended and Restated Term Loan Credit Agreement. The Company also amended its Asset Based Lending Credit Agreement which, following the sale of the Performance Chemicals business, extended the maturity date to June 2026 and decreased the aggregate amount of revolving loan commitments available to the Company to $100.0 million. In addition, during the third quarter the Company used a portion of the net cash proceeds from the sale of the Performance Chemicals business to repay the remaining debt obligations of $526.3 million for the 2016 Term Loan Facility Amended and Restated Term Loan Credit Agreement and the 5.750% Senior Unsecured Notes due 2025.

2021 Financial Outlook

With the anticipated continued improving business demand trends, the Company expects the second half to be meaningfully higher versus the first half of 2021 with its full year 2021 guidance1 noted as below. This outlook reflects the Ecoservices and Catalyst Technologies businesses and excludes Performance Chemicals2.

▪Sales of $565 million to $575 million3 (updated from $555 million to $565 million for the pass-through of higher sulfur costs)
▪Adjusted EBITDA of $215 million to $225 million
▪Adjusted free cash flow of $60 million to $70 million (updated from $75 million to $85 million due to the earlier close of the sale of Performance Chemicals)

(1) Assumes economic activity and business trends continue as anticipated with no major disruptions from potential resurgence of the pandemic.
(2) With the sale of Performance Chemicals, Ecovyst is reporting this business as a discontinued operation.
(3) GAAP sales only; Excludes proportionate 50 percent share of Zeolyst Joint Venture sales target of $140 million to $150 million.

Conference Call and Webcast Details

On Thursday, August 5, 2021, Ecovyst management will review the results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.

Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 459-5346 (domestic) or 1 (203) 518-9544 (international) and use the participant code EcovystQ221.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Nahla A. Azmy
(610) 651-4561
Nahla.Azmy@pqcorp.com

Ecovyst Second Quarter 2021 Earnings Release	Page 3

About Ecovyst Inc.

Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.

We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides on-purpose virgin sulfuric acid for water treatment, mining, and industrial applications; and Catalyst Technologies provides finished silica catalysts and catalyst supports necessary to produce high strength and high stiffness plastics and, through its Zeolyst joint venture, supplies zeolites used for catalysts that remove nitric oxide from diesel engine emissions as well as sulfur from fuels during the refining process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted free cash flow, Adjusted diluted EPS, and net debt (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

The company is not able to provide a reconciliation of the company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs.

Zeolyst Joint Venture

The company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the company’s results of operations. However, the company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the company’s 50% ownership interest. Accordingly, the company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Ecovyst Second Quarter 2021 Earnings Release	Page 4

Note on Forward-Looking Statements

Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding the use of proceeds from the sale of the Performance Chemicals business segment, including the payment of the special cash dividend, our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program, product and service offerings, including the impact of the COVID-19 pandemic on such items, expected demand trends and our 2021 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the ongoing COVID-19 pandemic, tariffs and trade disputes, currency exchange rates and other factors, including those described in the sections titled “Risk Factors” and “Management Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Second Quarter 2021 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change

Sales	$147.0	$115.6	27.2%	$273.6	$241.2	13.4%
Cost of goods sold	108.5	80.7	34.4%	205.0	168.6	21.6%
Gross profit	38.5	34.9	10.3%	68.6	72.6	(5.5)%
Selling, general and administrative expenses	21.9	20.6	6.3%	44.0	42.9	2.6%
Other operating expense, net	5.0	4.4	13.6%	10.5	7.9	32.9%
Operating income	11.6	9.9	17.2%	14.1	21.8	(35.3)%
Equity in net (income) from affiliated companies	(6.8)	(11.5)	(40.9)%	(12.0)	(19.8)	(39.4)%
Interest expense, net	8.7	15.1	(42.4)%	19.2	30.4	(36.8)%
Debt extinguishment costs	11.7	—	—%	11.7	2.5	368.0%
Other (income) expense, net	(1.8)	(3.4)	(47.1)%	3.3	4.0	(17.5)%
(Loss) income before income taxes and noncontrolling interest	(0.2)	9.7	(102.1)%	(8.1)	4.7	(272.3)%
Provision (benefit) for income taxes	7.7	(24.6)	(131.3)%	2.5	(26.3)	(109.5)%
Effective tax rate	(4,371.6)%	(254.3)%		(30.9)%	(562.5)%
Net (loss) income from continuing operations	(7.9)	34.3	(123.0)%	(10.6)	31.0	(134.2)%
Net income (loss) from discontinued operations, net of tax	6.5	(18.1)	NM	(83.3)	(14.2)	NM
Net (loss) income	(1.4)	16.2	(108.6)%	(93.9)	16.8	NM
Less: Net income attributable to the noncontrolling interest - discontinued operations	0.1	0.3	(66.7)%	0.3	0.6	(50.0)%
Net (loss) income attributable to Ecovyst Inc.	$(1.5)	$15.9	(109.4)%	$(94.2)	$16.2	NM

(Loss) income from continuing operations attributable to Ecovyst Inc.	$(7.9)	$34.3		$(10.6)	$31.0
Income (loss) from discontinued operations attributable to Ecovyst Inc.	$6.4	$(18.4)		$(83.6)	$(14.8)
Net (loss) income attributable to Ecovyst Inc.	$(1.5)	$15.9		$(94.2)	$16.2

Earnings per share:
Basic (loss) income per share - continuing operations	$(0.06)	$0.25		$(0.08)	$0.23
Diluted (loss) income per share - continuing operations	$(0.06)	$0.25		$(0.08)	$0.23

Weighted average shares outstanding:
Basic	136,095,060	135,083,126		136,072,165	135,278,764
Diluted	136,095,060	135,671,830		136,072,165	136,079,540

Ecovyst Second Quarter 2021 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$55.8	$114.0
Accounts receivable, net	66.1	46.2
Inventories, net	47.9	52.8
Prepaid and other current assets	18.4	11.7
Current assets held for sale	199.2	204.0
Total current assets	387.4	428.7
Investments in affiliated companies	458.0	458.1
Property, plant and equipment, net	595.0	591.7
Goodwill	429.7	391.6
Other intangible assets, net	131.8	137.4
Right-of-use lease assets	30.8	28.9
Other long-term assets	19.4	12.5
Long-term assets held for sale	1,035.5	1,149.4
Total assets	$3,087.6	$3,198.3
LIABILITIES
Current maturities of long-term debt	$9.0	$—
Accounts payable	43.4	38.1
Operating lease liabilities—current	7.5	6.7
Accrued liabilities	45.7	45.5
Current liabilities held for sale	94.3	111.6
Total current liabilities	199.9	201.9
Long-term debt, excluding current portion	1,395.9	1,400.4
Deferred income taxes	122.6	125.7
Operating lease liabilities—noncurrent	23.2	21.9
Other long-term liabilities	14.3	15.6
Long-term liabilities held for sale	127.1	155.6
Total liabilities	1,883.0	1,921.1
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 137,828,218 and 137,102,143 on June 30, 2021 and December 31, 2020, respectively; outstanding shares 136,946,005 and 136,318,557 on June 30, 2021 and December 31, 2020, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	1,492.3	1,477.9
Accumulated deficit	(269.9)	(175.8)
Treasury stock, at cost; shares 882,213 and 783,586 on June 30, 2021 and December 31, 2020, respectively	(12.6)	(11.1)
Accumulated other comprehensive loss	(5.9)	(15.3)
Total Ecovyst Inc. equity	1,205.3	1,277.1
Noncontrolling interest	(0.7)	0.1
Total equity	1,204.6	1,277.2
Total liabilities and equity	$3,087.6	$3,198.3

Ecovyst Second Quarter 2021 Earnings Release	Page 7

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:	(in millions)
Net (loss) income	$(93.9)	$16.8
Net loss from discontinued operations	83.3	14.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33.5	31.6
Amortization	6.0	5.8
Amortization of deferred financing costs and original issue discount	0.7	1.4
Debt extinguishment costs	6.0	—
Foreign currency exchange loss	3.9	3.7
Deferred income tax provision	4.3	0.2
Net loss on asset disposals	2.4	0.6
Stock compensation	12.6	9.0
Equity in net income from affiliated companies	(12.0)	(19.8)
Dividends received from affiliated companies	10.0	15.0
Other, net	(4.4)	(0.4)
Working capital changes that provided (used) cash, excluding the effect of acquisitions and dispositions:
Receivables	(18.4)	(1.0)
Inventories	5.5	(1.7)
Prepaids and other current assets	(1.8)	—
Accounts payable	2.6	(5.1)
Accrued liabilities	(3.1)	(46.0)
Net cash provided by operating activities, continuing operations	37.2	24.3
Net cash provided by operating activities, discontinued operations	12.1	37.8
Net cash provided by operating activities	49.3	62.1
Cash flows from investing activities:
Purchases of property, plant and equipment	(28.0)	(22.2)
Business combinations, net of cash acquired	(42.0)	—
Proceeds from sale of assets	—	2.4
Net cash used in investing activities, continuing operations	(70.0)	(19.8)
Net cash used in investing activities, discontinued operations	(32.0)	(16.4)
Net cash used in investing activities	(102.0)	(36.2)
Cash flows from financing activities:
Draw down of revolving credit facilities	—	140.6
Repayments of revolving credit facilities	—	(140.6)
Issuance of long-term debt, net of discount	897.8	—
Debt issuance costs	(1.3)	(3.0)
Repayments of long-term debt	(900.0)	—
Repurchases of common shares	—	(2.1)
Tax withholdings on equity award vesting	(1.5)	(1.8)
Other, net	—	0.2
Net cash used in financing activities, continuing operations	(5.0)	(6.7)
Net cash (used in) provided by financing activities, discontinued operations	(1.1)	0.8
Net cash used in financing activities	(6.1)	(6.0)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3.3)	(3.3)
Net change in cash, cash equivalents and restricted cash	(62.1)	16.6
Cash, cash equivalents and restricted cash at beginning of period	137.2	73.9
Cash, cash equivalents and restricted cash at end of period	75.1	90.5
Less: cash, cash equivalents, and restricted cash of discontinued operations	(17.6)	(51.4)
Cash, cash equivalents and restricted cash at end of period of continuing operations	$57.4	$39.1

Ecovyst Second Quarter 2021 Earnings Release	Page 8

Appendix Table A-1: Reconciliation of Net (Loss) Income to Segment Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in millions)
Reconciliation of net (loss) income from continuing operations to Segment Adjusted EBITDA
Net (loss) income from continuing operations	$(7.9)	$34.3	$(10.6)	$31.0
Provision (benefit) for income taxes	7.7	(24.6)	2.5	(26.3)
Interest expense, net	8.7	15.1	19.2	30.4
Depreciation and amortization	20.0	18.8	39.5	37.4
EBITDA	28.5	43.6	50.6	72.5
Joint venture depreciation, amortization and interest(a)	3.7	3.7	7.3	7.5
Amortization of investment in affiliate step-up(b)	1.6	1.7	3.3	3.3
Debt extinguishment costs	11.7	—	11.7	2.5
Net loss on asset disposals(c)	1.6	0.4	2.4	0.6
Foreign currency exchange (gain) loss(d)	(1.2)	(3.4)	3.9	3.7
LIFO benefit(e)	(0.5)	(2.0)	(0.7)	(3.6)
Transaction and other related costs(f)	0.6	0.4	1.1	1.2
Equity-based compensation	6.3	4.6	12.6	8.9
Restructuring, integration and business optimization expenses(g)	0.1	0.8	2.3	1.2
Defined benefit pension plan benefit(h)	(0.6)	(0.2)	(1.2)	(0.3)
Other(i)	0.9	0.4	1.7	1.2
Adjusted EBITDA	52.7	50.0	95.0	98.7
Unallocated corporate expenses	8.5	10.3	17.6	21.5
Segment Adjusted EBITDA	$61.2	$60.3	$112.6	$120.2

Ecovyst Second Quarter 2021 Earnings Release	Page 9

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because the Catalyst Technologies segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016 (the “Business Combination”). We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with fixed assets and intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income primarily related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses which are incremental costs that are not representative of our ongoing business operations.
(h)Represents adjustments for defined benefit pension plan (benefit) costs in our statements of income. All of our defined benefit pension plan obligations are under defined benefit pension plans that are frozen. As such, we do not view such income or expenses as core to our ongoing business operations.
(i)Other costs consist of certain expenses that are not core to our ongoing business operations, including environmental remediation-related costs associated with the legacy operations of our business prior to the Business Combination, capital and franchise taxes. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst Second Quarter 2021 Earnings Release	Page 10

Appendix Table A-2: Reconciliation of Net (Loss) Income to Adjusted Net Income(1)

	Three months ended June 30,
	2021			2020
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net (loss) income from continuing operations	$(0.2)	$7.7	$(7.9)	$9.7	$(24.6)	$34.3

Earnings per share:
Basic (loss) earnings per share - continuing operations			$(0.06)			$0.25
Diluted (loss) earnings per share - continuing operations			$(0.06)			$0.25

Net (loss) income from continuing operations	$(0.2)	$7.7	$(7.9)	$9.7	$(24.6)	$34.3
Amortization of investment in affiliate step-up(b)	1.6	0.4	1.2	1.7	0.7	1.0
Debt extinguishment costs	11.7	3.1	8.6	—	—	—
Net loss on asset disposals(c)	1.6	0.4	1.2	0.4	0.2	0.2
Foreign currency exchange gain(d)	(1.2)	(0.4)	(0.8)	(3.4)	(0.9)	(2.5)
LIFO benefit(e)	(0.5)	(0.1)	(0.4)	(2.0)	(0.8)	(1.2)
Transaction and other related costs(f)	0.6	0.2	0.4	0.4	0.2	0.2
Equity-based compensation	6.3	1.7	4.6	4.6	1.8	2.8
Restructuring, integration and business optimization expenses(g)	0.1	—	0.1	0.8	0.3	0.5
Defined benefit plan pension benefit(h)	(0.6)	(0.2)	(0.4)	(0.2)	(0.1)	(0.1)
Other(i)	0.9	0.4	0.5	0.4	0.1	0.3
Adjusted Net Income, including Intraperiod allocation	20.3	13.2	7.1	12.4	(23.1)	35.5
Intraperiod allocation for restating discontinued operations(2)	—	(7.8)	7.8	—	27.9	(27.9)
Adjusted Net Income(1)	$20.3	$5.4	$14.9	$12.4	$4.8	$7.6

Adjusted earnings per share:
Adjusted basic earnings per share			$0.11			$0.06
Adjusted diluted earnings per share			$0.11			$0.06

Weighted average shares outstanding:
Basic			136,095,060			135,083,126
Diluted			137,586,914			135,671,830

Ecovyst Second Quarter 2021 Earnings Release	Page 11

	Six months ended June 30,
	2021			2020
	Pre-tax	Tax expense (benefit)	After-tax	Pre-tax	Tax expense (benefit)	After-tax
	(in millions)
Net (loss) income from continuing operations	$(8.1)	$2.5	$(10.6)	$4.7	$(26.3)	$31.0

Earnings per share:
Basic (loss) earnings per share - continuing operations			$(0.08)			$0.23
Diluted (loss) earnings per share - continuing operations			$(0.08)			$0.23

Net (loss) income from continuing operations	$(8.1)	$2.5	$(10.6)	$4.7	$(26.3)	$31.0
Amortization of investment in affiliate step-up(b)	3.3	0.9	2.4	3.3	1.2	2.1
Debt extinguishment costs	11.7	3.1	8.6	2.5	0.9	1.6
Net loss on asset disposals(c)	2.4	0.7	1.7	0.6	0.2	0.4
Foreign currency exchange loss(d)	3.9	1.1	2.8	3.7	1.4	2.3
LIFO benefit(e)	(0.7)	(0.2)	(0.5)	(3.6)	(1.3)	(2.3)
Transaction and other related costs(f)	1.1	0.3	0.8	1.2	0.4	0.8
Equity-based compensation	12.6	3.5	9.1	8.9	3.2	5.7
Restructuring, integration and business optimization expenses(g)	2.3	0.6	1.7	1.2	0.4	0.8
Defined benefit plan pension benefit(h)	(1.2)	(0.3)	(0.9)	(0.3)	(0.1)	(0.2)
Other(i)	1.7	0.5	1.2	1.2	0.6	0.6
Adjusted Net Income, including Intraperiod allocation	29.0	12.7	16.3	23.4	(19.4)	42.8
Intraperiod allocation for restating discontinued operations(2)	—	(4.8)	4.8	—	27.9	(27.9)
Adjusted Net Income(1)	$29.0	$7.9	$21.1	$23.4	$8.5	$14.9

Adjusted earnings per share:
Adjusted basic earnings per share			$0.16			$0.11
Adjusted diluted earnings per share			$0.15			$0.11

Weighted average shares outstanding:
Basic			136,072,165			135,278,764
Diluted			137,708,005			136,079,540
See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.
(1)We define adjusted net income as net income attributable to Ecovyst adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.
(2)Due to reporting the Performance Chemicals business as held for sale in discontinued operations, the estimated tax rate used to value deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) needs to be adjusted to remove the Performance Chemicals rate. Given it is a direct result of the sale of discontinued operations and the need to adjust the estimated tax rate arose because of discontinued operations, the impact of revaluing the reporting entity’s DTAs and DTLs are reflected in continuing operations. Due to this revaluation being solely as a result of the Performance Chemicals divestiture and a non-cash item, it is treated as an addback.

Ecovyst Second Quarter 2021 Earnings Release	Page 12

Appendix Table A-3: Business Segment Sales and Adjusted EBITDA

	Three months ended June 30,			Six months ended June 30,
	2021	2020	% Change	2021	2020	% Change

Sales:
Ecoservices	$120.8	$90.4	33.6%	$221.0	$191.1	15.6%
Silica Catalysts	26.2	25.2	4.0%	52.6	50.1	5.0%
Total sales	$147.0	$115.6	27.2%	$273.6	$241.2	13.4%

Zeolyst joint venture sales	$33.2	$40.9	(18.7)%	$62.2	$73.1	(15.0)%

Adjusted EBITDA:
Ecoservices	$40.5	$35.0	15.7%	$73.5	$72.2	1.8%
Catalyst Technologies	20.7	25.3	(18.2)%	39.2	48.0	(18.3)%
Total Segment Adjusted EBITDA	$61.2	$60.3	1.5%	$112.6	$120.2	(6.3)%
Corporate	(8.5)	(10.3)	17.5%	(17.6)	(21.5)	18.1%
Total Adjusted EBITDA	$52.7	$50.0	5.4%	$95.0	$98.7	(3.7)%

Adjusted EBITDA Margin:
Ecoservices	33.5%	38.7%		33.3%	37.8%
Catalyst Technologies(1)	34.8%	38.3%		34.1%	38.9%
Total Adjusted EBITDA Margin(1)	29.2%	32.0%		28.3%	31.4%

(1)Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Second Quarter 2021 Earnings Release	Page 13

Appendix Table A-4: Adjusted Free Cash Flow

	Six months ended June 30,
	2021	2020
	(in millions)
Net cash provided by operating activities, continuing operations	$37.2	$24.3
Net cash provided by operating activities, discontinued operations	12.1	37.8
Net cash provided by operating activities	49.3	62.1

Less:
Purchases of property, plant and equipment, continuing operations	(28.0)	(22.2)
Purchases of property, plant and equipment, discontinued operations	(22.0)	(28.3)
Purchases of property, plant and equipment(1)	(50.0)	(50.5)

Free cash flow	(0.7)	11.6

Adjustments to free cash flow:
Proceeds from sale of assets	0.3	10.3
Net interest proceeds on currency swaps	2.3	2.2
Cash paid for costs related to segment disposals	21.0	—
Adjusted free cash flow(2)	$22.9	$24.1

Net cash used in investing activities(3)	$(102.0)	$(36.2)
Net cash used in financing activities	$(6.1)	$(6.0)

(1)Excludes the company’s proportionate 50% share of capital expenditures from the Zeolyst joint venture.
(2)We define adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for proceeds from sale of assets and net interest proceeds on swaps designated as net investment hedges and the cash paid for segment disposals. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, including the reduction in cash paid for interest related to our cross-currency interest rate swaps, and is an important financial measure for use in evaluating our financial performance. Our presentation of adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider adjusted free cash flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of adjusted free cash flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, proceeds from sale of assets and net interest proceeds on swaps designated as net investment hedges, which are also included in our computation of adjusted free cash flow.

Ecovyst Second Quarter 2021 Earnings Release	Page 14